Exhibit 99.1

PRESS RELEASE

November 30, 2012

BankGuam Holding Company

Declares 4th Quarter Dividends

BankGuam Holding Company (OTCBB:BKGMF), announced that its Board of Directors declared a $0.125 per share quarterly cash dividend at the Board’s regular meeting held on November 26, 2012. The dividend will be paid on December 28, 2012 to shareholders of record on December 17, 2012.

“The small improvements in our economy and continuing profitability of the Bank has allowed us to pay dividends this quarter to our shareholders, and represent a favorable return on their investment,” explained President and Chair of the Board, Lourdes (Lou) A. Leon Guerrero.

CONTACT:	BankGuam Holding Company
William D. Leon Guerrero, EVP and COO
(671) 472-5273